As filed with the Securities and Exchange Commission on January 28, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EnLink Midstream, LLC

(Exact name of registrant as specified in its charter)

Delaware	46-4108528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1722 Routh St., Suite 1300 Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

EnLink Midstream, LLC 2014 Long-Term Incentive Plan

EnLink Midstream GP, LLC Long-Term Incentive Plan

(Full title of the plan)

Alaina K. Brooks

EnLink Midstream, LLC

1722 Routh St., Suite 1300

Dallas, Texas 75201

(214) 953-9500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

M. Preston Bernhisel

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201-2980

Telephone: (214) 953-6500

Facsimile: (214) 953-6503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
EnLink Midstream, LLC 2014 Long-Term Incentive Plan	Common Units Representing Limited Liability Company Interests	3,416,046	$11.00	$37,576,506	$4,554.27
EnLink Midstream GP, LLC Long-Term Incentive Plan	Common Units Representing Limited Liability Company Interests	3,197,980	$11.00	$35,177,780	$4,263.55

(1)   This Registration Statement registers an aggregate 6,614,026 common units representing limited liability company interests (“ENLC Common Units”) of EnLink Midstream, LLC (the “Registrant”), comprised of 3,416,046 ENLC Common Units that may be issued pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and 3,197,980 ENLC Common Units that may be issued pursuant to the EnLink Midstream GP, LLC Long-Term Incentive Plan, in each case, as described herein.

(2)   In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), common units that may be issuable upon any unit split, unit dividend or similar transaction with respect to these common units are also being registered hereunder.

(3)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the common units of the Registrant as reported on The New York Stock Exchange on January 23, 2019.

(4)   Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the Proposed Maximum Aggregate Offering Price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $3,222.33, representing the dollar amount of the filing fee previously paid by EnLink Midstream Partners, LP (“ENLK”) that corresponds to 2,971,145 unsold common units representing limited partnership interests in ENLK that were registered pursuant to the Registration Statement on Form S-8 (File No. 333-210641) (the “Prior Registration Statement”) filed by ENLK under the Securities Act on April 7, 2016. Accordingly, the filing fee transmitted herewith is $5,595.49. The Registrant owns more than 50 percent of ENLK’s outstanding voting securities. The offerings under the Prior Registration Statement have been terminated and the effectiveness of the Prior Registration Statement has been terminated pursuant to a Post-Effective Amendment to Form S-8 filed by ENLK under the Securities Act.

EXPLANATORY NOTE

Effective January 25, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2018 (the “Merger Agreement”), by and among EnLink Midstream, LLC (“ENLC”), EnLink Midstream Manager, LLC, the managing member of ENLC (“EMM”), NOLA Merger Sub, LLC (“Merger Sub”), EnLink Midstream Partners, LP (“ENLK”), and EnLink Midstream GP, LLC, Merger Sub merged with and into ENLK, with ENLK surviving the merger as a subsidiary of ENLC (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each award with respect to common units representing limited partner interests in ENLK (“ENLK Common Units”) that were outstanding under the EnLink Midstream GP, LLC Long-Term Incentive Plan (the “ENLK Plan”) immediately prior to the Effective Time (each, an “ENLK Equity Award”) was converted into the right to receive a comparable award (an “ENLC Replacement Award”) with respect to common units representing limited liability company interests in ENLC (“ENLC Common Units”) in accordance with the following:

1.                                At the Effective Time, each ENLK Equity Award consisting of Restricted Incentive Units (as defined in the ENLK Plan) (other than performance based Restricted Incentive Units, which are hereinafter referred to as “ENLK Performance Units”) (each, an “ENLK Restricted Incentive Unit”), was converted into an award with respect to ENLC Common Units pursuant to an ENLC Replacement Award (“ENLC Replacement RIU Award”) with substantially the same terms that were in effect immediately prior to the Effective Time. The number of ENLC Common Units subject to the ENLC Replacement RIU Awards will be determined by multiplying the number of ENLK Common Units subject to such ENLK Equity Award by 1.15, rounded up to the nearest whole ENLC Common Unit.

2.                                At the Effective Time, each ENLK Equity Award consisting of ENLK Performance Units was converted into an award with respect to ENLC Common Units pursuant to an ENLC Replacement Award (“ENLC Replacement PU Award”) with, subject to the Performance Metric Adjustment, as that term is defined in the Merger Agreement, substantially the same terms that were in effect immediately prior to the Effective Time. The number of ENLC Common Units subject to the ENLC Replacement PU Awards will be determined by multiplying the number of ENLK Common Units subject to such ENLK Equity Award by 1.15, rounded up to the nearest whole ENLC Common Unit.

3.                                At the Effective Time, each ENLK Equity Award consisting of Options (as defined in the ENLK Plan) (“ENLK Unit Options”), was converted into an award with respect to ENLC Common Units pursuant to an ENLC Replacement Award (“ENLC Replacement Option Award”) with substantially the same terms that were in effect immediately prior to the Effective Time. The number of ENLC Common Units subject to the ENLC Replacement Option Award will be determined by multiplying the number of ENLK Common Units subject to such ENLK Equity Award by 1.15, rounded down to the nearest whole ENLC Common Unit; and have an exercise price per each applicable ENLC Common Unit based on the quotient obtained by dividing the exercise price in respect of an ENLK Common Unit under such ENLK Equity Award by 1.15, rounded up to the nearest whole cent.

Also at the Effective Time, each ENLK Common Unit that would remain eligible for future grants of awards under the ENLK Plan immediately prior to the Effective Time (each, a “Remaining Available Unit”), was converted into, and included among the, ENLC Common Units that are available for new grants of awards with respect to ENLC Common Units under the EnLink Midstream, LLC 2014 Long-Term Incentive Plan (the “ENLC Plan”), which Remaining Available Units will relate to such number of ENLC Common Units that is based on the product obtained by multiplying the number of the Remaining Available Units by 1.15, rounded down to the nearest whole ENLC Common Unit (the “Rollover Units”).

This registration statement on Form S-8 (this “Registration Statement”) registers for issuance (i) the additional ENLC Common Units to be reserved for issuance upon the settlement, when vested, of the ENLC Replacement Awards into which unvested ENLK Equity Awards converted at the Effective Time and (ii) the additional ENLC Common Units to be reserved for issuance with respect to the Rollover Units that may be available for awards under the ENLC Plan from and after the Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ENLC will provide all participants in the ENLC Plan and the ENLK Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, ENLC has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ENLC will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Registration Statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this Registration Statement, and of all other documents required to be delivered pursuant to Rule 428(b). You should direct requests for documents to: EnLink Midstream, LLC, 1722 Routh St., Suite 1300, Dallas, Texas 75201, Attention: Corporate Secretary, Telephone: (214) 953-9500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents filed by us with the Commission:

(1)                                 our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 21, 2018;

(2)                                 our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the Commission on May 2, 2018, August 1, 2018, and November 7, 2018, respectively;

(3)                                 our Current Reports on Form 8-K filed with the Commission on January 3, 2018, February 21, 2018, June 6, 2018, June 25, 2018, July 23, 2018, August 3, 2018, October 22, 2018 (two filings), December 12, 2018, December 31, 2018, January 2, 2019, January 23, 2019, and January 25, 2019 (in each case, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01); and

(4)                                 the description of the ENLC Common Units contained in ENLC’s registration statement on Form 8-A (File No. 001-36336) filed with the Commission on March 6, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing, or modifying such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interest of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

                Section 18-108 of the Delaware Limited Liability Company Act, as amended, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. The Second Amended and Restated Operating Agreement of ENLC, dated as of January 25, 2019 (the “ENLC Operating Agreement”), provides that ENLC will indemnify the following persons, to the fullest extent permitted by the law, from and against all losses, claims, damages, or similar events:

•                  its manager;

•                  any departing managing member;

•                  any person who is or was an affiliate of ENLC’s manager or any departing managing member;

•                  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary, or trustee of ENLC, ENLC’s subsidiaries, ENLC’s manager, any departing managing member, or any of their respective affiliates;

•                  any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to ENLC or its subsidiaries; and

•                  any person designated by ENLC’s manager;

unless there has been a final and non-appealable judgment by a court of competent jurisdiction that, in respect of the matter for which such persons are seeking indemnification, those persons acted in bad faith, or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.

Any indemnification under these provisions will only be out of ENLC’s assets. Unless EMM otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to ENLC to enable ENLC to effectuate, indemnification. ENLC may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the ENLC Operating Agreement.

ENLC has entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the directors and executive officers of EMM (collectively, the “Indemnitees”). Under the terms of the Indemnification Agreements, ENLC agrees to indemnify and hold each Indemnitee harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, taxes (including ERISA excise taxes), penalties (whether civil, criminal, or other), interest, assessments, amounts paid or payable in settlements, or other amounts and any and all “expenses” (as defined in the Indemnification Agreements) arising from any and all threatened, pending, or completed claims, demands, actions, suits, proceedings, or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative, or otherwise, whether made pursuant to federal, state, or local law, whether formal or informal, and including appeals, in each case, which the Indemnitee may be involved, or is threatened to be involved, as a party, a witness, or otherwise, including any inquiries, hearings, or investigations that the Indemnitee determines might lead to the institution of any proceeding, related to the fact that Indemnitee is or was a director, manager, or officer of ENLC or EMM, or is or was serving at the request of the ENLC or EMM, each as applicable, as a manager, managing member, general partner, director, officer, fiduciary, trustee, or agent of any other entity, organization, or person of any nature.  ENLC has also agreed to advance the expenses of an Indemnitee relating to the foregoing.  To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document, or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number		Description

4.1*	—	EnLink Midstream, LLC 2014 Long-Term Incentive Plan, as amended and restated.

4.2*	—	EnLink Midstream GP, LLC Long-Term Incentive Plan, as amended and restated.

5.1*	—	Opinion of Baker Botts L.L.P.

23.1*	—	Consent of KPMG LLP.

23.2*	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	—	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 28th day of January, 2019.

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC,
its managing member

By:	/s/ Eric D. Batchelder
Eric D. Batchelder
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Michael J. Garberding, and Alaina K. Brooks, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign this Registration Statement and any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file such registration statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Barry E. Davis	Director and Executive Chairman of the Board	January 28, 2019
Barry E. Davis

/s/ Michael J. Garberding	President, Chief Executive Officer, and Director	January 28, 2019
Michael J. Garberding	(Principal Executive Officer)

/s/ William J. Brilliant	Director	January 28, 2019
William J. Brilliant

/s/ James C. Crain	Director	January 28, 2019
James C. Crain

/s/ Leldon E. Echols	Director	January 28, 2019
Leldon E. Echols

/s/ Christopher Ortega	Director	January 28, 2019
Christopher Ortega

/s/ Matthew C. Harris	Director	January 28, 2019
Matthew C. Harris

/s/ Kyle D. Vann	Director	January 28, 2019
Kyle D. Vann

/s/ William A. Woodburn	Director	January 28, 2019
William A. Woodburn

/s/ Eric D. Batchelder	Executive Vice President and Chief Financial Officer	January 28, 2019
Eric D. Batchelder	(Principal Financial and Accounting Officer)